Exhibit F-1(a)(iv)





                                             November 29, 1995



          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

                    Re:  Jersey Central Power & Light Company
                         Metropolitan Edison Company
                         Pennsylvania Electric Company
                         SEC File No.  70-7862

          Ladies and Gentlemen:

                    We refer to our opinion dated October 13, 1995 filed as Exhibit F-4(a) to Post-Effective Amendment No. 2 to the Application on Form U-1, dated July 15, 1995, under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission ("Commission") by Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively, the "GPU Companies"), subsidiaries of General Public Utilities Corporation ("GPU"), which has been docketed in SEC File No. 70-7862. The Application, as so amended, is hereinafter referred to as the "Application".

                    The Application contemplated, among other things, that the GPU Companies would amend and/or restate their existing lease agreements with lessor fuel corporations (as so amended, the "Lease Agreements") to provide for the future acquisition and leasing of nuclear fuel, assemblies and component parts ("Nuclear Material") for use at Oyster Creek nuclear generating station ("Oyster Creek") and Three Mile Island Unit 1 nuclear generating station ("TMI-1"). JCP&L owns 100% of Oyster Creek and the GPU Companies jointly own TMI-1 in the following percentages: JCP&L
          - 25%; Met-Ed - 50%; and Penelec - 25%. The initial terms of the Oyster Creek and TMI-1 Lease Agreements are for three years, subject to annual renewal upon the satisfaction of certain conditions. The total amount of acquisition costs for Nuclear Material which may be outstanding at any one time under the Lease Agreements may not exceed $100 million in the case of the Oyster Creek Lease Agreement and $110 million in the case of the TMI-1 Lease Agreements. The fuel lessors have established new credit facilities with Union Bank of Switzerland, New York Branch, to provide financing for the acquisition of Nuclear Material for Oyster Creek and TMI-1.


          Securities and Exchange Commission
          November 29, 1995
          Page 2



                    We have been counsel to Penelec, a Pennsylvania corporation, for many years and are familiar with the terms of its outstanding securities. We have also acted as Pennsylvania counsel in connection with the transactions contemplated by the Application to JCP&L, a New Jersey corporation which is qualified to do business in Pennsylvania as a foreign corporation and owns certain utility facilities in Pennsylvania.

                    In addition to the matters recited in our aforesaid opinion dated October 13, 1995, we have examined a signed copy of the order of the Pennsylvania Public Utility Commission registering the Company's Securities Certificate filed with the Pennsylvania Public Utility Commission. We also attended the closing on November 17, 1995 of the transactions contemplated by the Application and examined the various instruments, agreements and other documents executed and delivered at the closing.

                    In addition, we have examined a copy of the Certificate Pursuant to Rule 24 of Completion of Transactions, with which this opinion is being filed as an exhibit, certifying as to the completion of the transactions contemplated by the Application. We have also examined such other instruments, agreements and documents and made such other investigation as we have deemed necessary as a basis for this opinion.

                    Based upon the foregoing, we are of the opinion, insofar as matters of Pennsylvania law are concerned, that

                         (a)  all Pennsylvania laws applicable to the
                    proposed transactions to be undertaken by Penelec and JCP&L have been complied with;

                         (b) the Lease Agreement to which Penelec is a party is a valid and binding obligation of Penelec in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting creditors' rights generally and the Atomic Energy Act of 1954, as amended, and the regulations thereunder and general principles of equity;

                         (c) the consummation of the transactions proposed to be undertaken by Penelec in the Application did not violate the legal rights of the holders of any securities issued by Penelec or its subsidiaries Ninevah Water Company and Penelec Capital, L.P.

                    We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                        Very truly yours,

                                        BALLARD SPAHR ANDREWS & INGERSOLL